Contact:

Mary Coleman

Savient Pharmaceuticals, Inc.

information@savient.com

(732) 418-9300

Susan Neath

Burns McClellan

sneath@burnsmc.com

(212) 213-0006

Savient Pharmaceuticals Reports Fourth Quarter and Year-End 2008 Financial Results

Conference Call Scheduled for February 26, 2009 at 10:00 a.m. EST

EAST BRUNSWICK, N.J. - (February 25, 2008) - Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three months and year ended December 31, 2008. For the fourth quarter of 2008, the Company had a net loss of $24.2 million, or $0.45 per share, on total revenues of $1.1 million. For the year ended December 31, 2008, the Company had a net loss of $84.2 million, or $1.57 per share, on total revenues of $3.2 million. The Company ended the year with $78.6 million in cash and short-term investments.

Operational Highlights:

* Submitted KrystexxaTM (pegloticase) Biologics License Application (BLA) to the Food and Drug Administration (FDA) in October 2008.

* FDA agreed to file our BLA application and granted a priority review at the end of December 2008.

* Received approval of the pegloticase trade name Krystexxa from both the FDA and European Medicines Agency (EMEA).

* Amendments designed to strengthen and clarify the Krystexxa BLA were filed and deemed a major amendment by the FDA. Under the Prescription Drug User Fee Act (PDUFA) regulations, the FDA extended the review period by three months beyond the original April 30, 2009 PDUFA action date.

"We finished both the fourth quarter and the year 2008 within our financial expectations while achieving several significant regulatory milestones," stated Paul Hamelin, President of Savient. "We continue to execute our business plan while being prudent with the management of our operating expenses. We have sufficient cash on hand to fund our ongoing operations for at least the next twelve months. Clearly, the last quarter has been a pivotal one for the Company as we submitted our BLA to the FDA for Krystexxa, our product for treatment-failure gout. Obtaining regulatory approval for Krystexxa continues to remain our top priority and we believe the strategic steps we have taken together with the BLA Oversight Committee over the last several months will enhance our ability to achieve our goals. We believe that we are well positioned moving forward into 2009 in achieving key regulatory and commercial milestones."

Three months ended December 31, 2008

Total revenues for the fourth quarter of 2008 were $1.1 million, compared with $1.9 million for the fourth quarter of 2007, a decrease of $0.8 million or 42%. The decrease was due to lower product sales of Oxandrin® and oxandrolone, as a result of the continued impact of generic competition and from an increase in our allowance for product returns for Oxandrin resulting from a rise in our actual historical product return rates.

Research and development expenses for the fourth quarter of 2008 were $17.7 million, compared with $14.7 million for the fourth quarter of 2007, an increase of $3.0 million, or 20%. The higher expenses were mainly due to an increase in manufacturing-related costs relating to the production of the first commercial batches of Krystexxa and the process validation and technology transfer to our secondary source supplier. Partially offsetting the higher expenses was a decrease in clinical trial expenses as our Phase 3 clinical trials for Krystexxa were completed in late 2007.

Selling, general and administrative expenses for the fourth quarter of 2008 were $8.3 million, compared with $9.8 million for the fourth quarter of 2007, a decrease of $1.5 million, or 16%. The decrease was primarily due to reductions in stock-based compensation expense and bonus expense, partially offset by severance costs that were accrued during the fourth quarter of 2008.

Investment income decreased by $2.5 million for the fourth quarter of 2008 to a net expense of $0.6 million, versus income of $1.9 million for the fourth quarter of 2007. The decrease was primarily attributable to decreases in dividend and interest income driven by lower cash, cash equivalent and investment balances in addition to lower yields earned on these investments.

Year Ended December 31, 2008

Total revenues for the year ended December 31, 2008 were $3.2 million, compared with $14.0 million for the year ended December 31, 2007, a decrease of $10.8 million, or 77%. The decrease was due primarily to lower product sales of Oxandrin and oxandrolone resulting from additional generic competition.

Research and development expenses for the year ended December 31, 2008 were $55.5 million, compared with $50.9 million for the year ended December 31, 2007, an increase of $4.6 million, or 9%. The higher expenses were primarily due to an increase in manufacturing-related costs for the completion of the first commercial batches of Krystexxa and from the process validation and technology transfer to our secondary source supplier. The increase in expenses was additionally due to costs associated with our BLA filing, higher compensation expenses due to increased headcount and service-based restricted stock awards, and higher toxicology-related clinical research studies for Krystexxa. Partially offsetting these increases was an $8.0 million decrease in clinical trial expenses as our Phase 3 clinical trials for Krystexxa were completed in late 2007.

Selling, general and administrative expenses for the year ended December 31, 2008 were $35.6 million, compared with $31.1 million for the year ended December 31, 2007, an increase of $4.5 million, or 14%. The higher expenses were primarily due to an increase of $3.9 million in legal expenses resulting from Oxandrin-related patent infringement litigation and the settlement of loss contingencies related to two legal proceedings. The increase in expense was also driven by higher marketing costs of $1.9 million relating to the preparation for the commercial launch of Krystexxa and severance costs accrued during the fourth quarter of 2008. Partially offsetting the increased expenses were approximately $1.0 million in lower bonus expense and the reversal of $1.5 million in stock-based compensation expense.

Investment income for the year ended December 31, 2008 was $1.1 million, compared with $8.8 million for the year ended December 31, 2007, a decrease of $7.7 million, or 87%. The decrease was due to lower dividend and interest income driven by reduced levels of cash, cash equivalents and investment balances coupled with lower yields earned on these investments.

CONFERENCE CALL

Savient will host a live web cast to review fourth quarter year-end 2008 results on February 26, 2009 at 10:00 a.m. EST. Both the live and archived web cast can be accessed from the Investor Relations page of Savient's website at http://www.savient.com. A digital recording of the web cast will be available approximately one-hour following the conclusion of the call and will be available for fourteen days. To access the recording, use the Dial-In Number and the Conference ID listed below.

Dial: (888) 203-1112 (domestic) or (719) 457-0820 (international)

Conf ID: 5547271

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a biopharmaceutical company engaged in developing and distributing pharmaceutical products that target unmet medical needs focusing in rheumatology and other niche markets. The company's product development candidate, Krystexxa™ (pegloticase) for treatment-failure gout, has reported positive Phase 1, 2 and 3 clinical data.  Patient dosing in the Phase 3 clinical studies began in June 2006; patient enrollment was completed in March 2007; and the Phase 3 clinical studies were completed in October 2007, the BLA was filed with the FDA in October 2008 and the FDA granted priority review status in December 2008. Savient has exclusively licensed worldwide rights to the technology related to Krystexxa, formerly referred to as Puricase®, from Duke University and Mountain View Pharmaceuticals, Inc. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. Further information on Savient can be accessed by visiting: http://www.savient.com.

FORWARD-LOOKING LANGUAGE

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the efficacy and safety of Krystexxa™ (pegloticase), our BLA filing with the FDA, the Advisory Committee, approval of the BLA, preparation for commercialization of Krystexxa, and the market for Krystexxa, are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, our Phase 3 clinical data and on current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, the delay or failure in completing development of pegloticase and developing other product candidates; our stock price and market conditions; varying interpretations of our clinical and CMC data by the FDA; delay achieving or failure to achieve FDA approval of pegloticase; inability to manufacture commercial quantities of our products; inability to gain market acceptance sufficient to justify development and commercialization costs if our products are approved for marketing; our continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative or more effective products by competitors; reliance on third parties to manufacture, market and distribute many of our products; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in ongoing or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release to shareholders. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

###

SVNT-I

(Tables to Follow)

# # #

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)
	December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$76,315	$124,865
Short-term investments (including restricted investments)	2,282	17,557
Accounts receivable, net	822	1,490
Notes receivable	-	644
Inventories, net	1,892	2,636
Recoverable income taxes	5,526	8,637
Prepaid expenses and other current assets	2,782	3,105
Total current assets	89,619	158,934
Deferred income taxes, net	4,200	3,558
Property and equipment, net	1,393	1,599
Other assets (including restricted cash and investments)	3,010	3,082
Total assets	$98,222	$167,173
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,888	$3,758
Deferred revenues	451	1,298
Other current liabilities	18,650	14,128
Total current liabilities	24,989	19,184
Other liabilities	9,809	8,924
Commitments and contingencies
Stockholders' Equity:
Preferred stock - $.01 par value 4,000,000 shares authorized; no shares issued	-	-
Common stock - $.01 par value 150,000,000 shares authorized; 54,654,000 issued and outstanding at December 31, 2008 and 53,712,000 shares issued and outstanding at December 31, 2007	547	537
Additional paid in capital	214,467	204,659
Accumulated deficit	(151,614)	(67,445)
Accumulated other comprehensive income	24	1,314
Total stockholders' equity	63,424	139,065
Total liabilities and stockholders' equity	$98,222	$167,173

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:
Product sales, net	$1,070	$1,814	$3,028	$13,825
Other revenues	28	75	153	199
	1,098	1,889	3,181	14,024
Cost and expenses:
Cost of goods sold	299	917	1,154	1,205
Research and development	17,726	14,716	55,488	50,870
Selling, general and administrative	8,273	9,812	35,550	31,123
	26,298	25,445	92,192	83,198

Operating loss from continuing operations	(25,200)	(23,556)	(89,011)	(69,174)
Investment income (expense), net	(558)	1,926	1,146	8,755
Other income (expense), net	67	(119)	(393)	(543)

Loss from continuing operations before income taxes	(25,691)	(21,749)	(88,258)	(60,962)
Income tax benefit	(1,344)	(4,634)	(5,017)	(11,807)

Loss from continuing operations	(24,347)	(17,115)	(83,241)	(49,155)
Income (loss) from discontinued operations, net of taxes	142	487	(928)	487

Net loss	$(24,205)	$(16,628)	$(84,169)	$(48,668)

Loss per common share, from continuing operations:
Basic and diluted	$(0.45)	$(0.32)	$(1.55)	$(0.94)

Earnings (loss) per common share, from discontinued operations:
Basic and diluted	$-	$0.01	$(0.02)	$0.01

Loss per common share:
Basic and diluted	$(0.45)	$(0.31)	$(1.57)	$(0.93)

Weighted average number of common and common equivalent shares:
Basic and diluted	53,694	52,815	53,533	52,461